EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2020, relating to the financial statements of iMedia Brands, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of iMedia Brands, Inc. for the year ended February 1, 2020.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, MN
July 13, 2020